Exhibit 99.1

Material Sciences Announces Fiscal 2013 Third Quarter Financial Results

  Third quarter net sales decline 10.6 percent on lower electrogalvanized and fuel tank volumes
  Acoustical sales increase 14.4 percent to highest third quarter level in three years
  Earnings per diluted share of $0.21
  EBITDA of $3.7 million
  Cash position remains strong at $36.1 million

ELK GROVE VILLAGE, Ill.--(BUSINESS WIRE)--January 14, 2013--Material Sciences Corporation (NASDAQ: MASC), a leading provider of material-based solutions for acoustical and coated applications, today reported financial results for the fiscal 2013 third quarter ended November 30, 2012.

“Fiscal 2013 third-quarter sales were down as expected due to the loss of the opportunistic electrogalvanized (“EG”) business that did not repeat this year as well as the projected erosion in our fuel tank volumes,” said Clifford Nastas, Material Sciences’ Chief Executive Officer. “Acoustical sales continue to improve as sales increased 14.4 percent in the third quarter. Global sales of brake products increased 20.9 percent, led by a 66.3 percent increase to Asian customers and a 33.8 percent increase in North America. Sales of select coated products such as ElectroBrite®, high strength steel and treated aluminum continued to gain momentum as the Company was awarded several new programs during the quarter. Unfortunately, the growth in acoustical sales and new coated applications were not enough to fully offset the anticipated decline in EG and fuel tank volumes. We believe the current sales run rates for EG and fuel tank products are at more normalized levels moving forward and the momentum from new products should continue.”

Fiscal 2013 Third Quarter Results

Net sales for the fiscal 2013 third quarter declined 10.6 percent to $30.4 million versus $34.0 million for the same period last year.

Acoustical sales increased $2.4 million to $18.9 million from $16.5 million for the prior fiscal year quarter. The primary drivers for the 14.4 percent increase were higher body panel Quiet Steel® sales due to stronger shipments as a result of increased vehicle builds. Brake sales also improved due to higher aftermarket brake sales in both the North American and Asian markets, partially offset by lower sales of original equipment (“OE”) brakes in Europe.

Sales of coated products declined overall by $6.0 million to $11.5 million from $17.5 million for the prior fiscal year quarter. The 34.4 percent decline in coated sales was due primarily to lower shipments of EG that did not repeat in the current year period and lower fuel tank shipments to Ford as they continued their previously announced conversion of certain vehicles to plastic tanks.

Gross profit, as a percentage of fiscal 2013 third quarter net sales, was 23.8 percent compared to 27.4 percent for the fiscal 2012 third quarter. The primary reasons for the decline were lower sales and the corresponding decline in facility utilization, partially offset by lower raw material costs.

For the fiscal 2013 third quarter, selling, general and administrative expenses (“SG&A”), as a percentage of net sales, were 16.3 percent compared to 16.5 percent of net sales in the same period last year. SG&A was $4.9 million for the fiscal 2013 third quarter and $5.6 million for the fiscal 2012 third quarter.

For the three months ended November 30, 2012, the Company’s effective income tax rate was an expense of 9.4 percent compared to an expense of 10.3 percent in the same period last year. The rate in the three months ended November 30, 2012, is lower than in the first two quarters of fiscal 2013 primarily due to the recognition of previously unrecognized tax benefits, as well as adjustments from finalizing the computation of the income tax liability for the year ended February 29, 2012. The low rate in the period ended November 30, 2011, is due to the utilization of deferred tax assets—principally AMT credits—while having a valuation allowance on the related deferred tax assets.

Net income for the fiscal 2013 third quarter was $2.2 million, or $0.21 per diluted share, compared with $3.7 million, or $0.34 per diluted share, in the fiscal 2012 third quarter.

Fiscal 2013 Nine Months Results

Net sales for the fiscal 2013 first nine months declined 8.9 percent to $95.1 million versus $104.5 million for the same period last year primarily due to the loss of EG business that did not repeat in the current year and lower fuel tank shipments to Ford. The year-to-date decline in sales was primarily a result of a $16.1 million decline in sales of coated metal products, which was partially offset by a $6.8 million increase in sales of acoustical products.

Gross profit, as a percentage of fiscal 2013 first nine month sales, was 23.5 percent compared to 25.3 percent for the same period in fiscal 2012. The primary reasons for the lower gross profit were the decline in sales and reduction in facility utilization, partially offset by lower raw material costs.

SG&A expenses were $15.4 million, or 16.2 percent of net sales for the fiscal 2013 first nine months, compared to $15.9 million, or 15.2 percent of net sales for the same period last fiscal year.

Net income for the fiscal 2013 first nine months was $7.6 million, or $0.73 per diluted share compared with $10.9 million, or $0.93 per diluted share in the fiscal 2012 first nine months. As reflected in the table below, adjusting net income for unusual items and a normalized effective tax rate, fiscal 2013 nine months adjusted net income was $5.1 million, or $0.48 per diluted share compared to adjusted net income of $7.8 million, or $0.66 per diluted share in the prior year period.

Net income comparisons for the third quarter and nine months--as reported and as adjusted for unusual items and a normalized effective tax rate--are presented in the table below (in thousands, except per share):

* See GAAP to Non-GAAP Reconciliations Note Below	Third Quarter		Nine Months
	FY 2013	FY 2012	FY 2013	FY 2012
Income Before Provision for Income Taxes	$2,396	$4,154	$10,993	$11,589
Adjustments (Reflects Non-GAAP Measures):
Gain on Sale of Assets	-	-	(3,216)	-
Restructuring Costs	-	-	-	345
Total Income Adjustments	2,396	4,154	(3,216)	345

Adjusted Income Before Provision for Income Taxes	$2,396	$4,154	$7,777	$11,934

Adjusted Provision for Income Taxes (1)	839	1,454	2,722	4,177

Adjusted Net Income	$1,557	$2,700	$5,055	$7,757
Adjusted Net Income Per Diluted Share	$0.15	$0.25	$0.48	$0.66
(1) The normalized fiscal 2013 tax rate provision would be approximately 35.0 percent after adjusting for the tax impact of the asset sale and other non-recurring tax items. All periods presented are using the 35.0 percent tax rate provision for comparison purposes.

Earnings before interest, taxes, depreciation and amortization (“EBITDA”) for the fiscal 2013 third quarter and nine months, compared to last year's comparable periods, are presented in the table below (in thousands):

** See EBITDA Definition Below	Third Quarter		Nine Months
	FY 2013	FY 2012	FY 2013	FY 2012
Income Before Provision for Income Taxes	$2,396	$4,154	$10,993	$11,589
Less Interest Income	(4)	(3)	(10)	(35)
Plus Depreciation	1,096	1,196	3,546	3,679
Plus Compensatory Effect of Stock Plans	168	71	460	221
EBITDA	$3,656	$5,418	$14,989	$15,454
Total Income Adjustments	-	-	(3,216)	345
Adjusted EBITDA	$3,656	$5,418	$11,773	$15,799

The Company’s balance sheet continues to be strong with $36.1 million in cash and no debt outstanding at November 30, 2012. For the nine month period ended November 30, 2012, the Company invested $3.5 million in capital improvement projects, compared with $5.5 million in the same period last year. The stock repurchase program continued during the fiscal 2013 third quarter as the Company invested $0.3 million to acquire its common stock. During the first nine months of fiscal 2013, the Company invested $2.3 million in its share buyback program. The Company currently has approximately 10.2 million shares outstanding.

Mr. Nastas continued: “As we have repeatedly stated in the past, fiscal 2013 is a transition year for the Company as we work through the lost EG business and enhance sales of new products developed over the past several years. We are fortunate to have a solid balance sheet, which gives us plenty of flexibility to invest in our company while funding our stock repurchase program. We remain focused on operational excellence initiatives, executing our value added mass reduction strategy for the transportation industry, and expanding our newly developed technologies for gasket, brake, powertrain and appliance applications.”

Conference Call

Material Sciences will host a conference call to present its fiscal 2013 third quarter results today, Monday, January 14, 2013 at 9:00 a.m. Central Time, or 10:00 a.m. Eastern Time. Clifford Nastas, Chief Executive Officer, and James Pawlak, Vice President and Chief Financial Officer, will discuss the Company's financial and operating performance and answer questions from the financial community.

To participate in the conference call, please dial 1-877-407-0784 several minutes before the conference call begins. International participants should dial 1-201-689-8560. An audio replay will be available for one week following the call at 1-877-870-5176 for domestic callers and 1-858-384-5517 for international access. The replay identification number for this conference is 406929.

Investors also may access a live webcast of the call on the Company's website: www.matsci.com. A replay of the call will be available on the site for 30 days following the call.

About Material Sciences

Material Sciences Corporation is a leading provider of material-based solutions for acoustical and coated applications. The Company uses its expertise in materials, which it leverages through relationships and a network of partners, to solve customer-specific problems. Its stock is traded on the NASDAQ Capital Market under the symbol MASC.

Forward Looking Statements

Except for the historical and present factual information contained here, the matters set forth in this release, including statements identified by words such as "anticipate," "believe," "plan," "expect," "intend," "project," "will," "potential" and similar expressions, are forward-looking statements as defined in Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on currently available information and are subject to various risks, uncertainties and other factors that could cause the Company's actual growth, results of operations, financial condition, cash flows, performance, business prospects and opportunities to differ materially from those expressed in, or implied by, these statements. Except as expressly required by the federal securities laws, Material Sciences undertakes no obligation to update these factors or to publicly announce the results of any of the forward-looking statements contained here to reflect future events, developments, or changed circumstances or for any other reason. These risks and uncertainties, the outcome of which could materially and adversely affect the Company's financial condition and operations, include, but are not limited to, the following: uncertainty in the global economy and in the industries in which it operates--including the transportation, building and construction, electronics and durable goods industries; the Company's ability to respond to competitive factors--including domestic and foreign competition for both acoustical and coated applications, and pricing pressures; changes in vehicle production levels or the loss of business with respect to a vehicle model for which it is a significant supplier; supply shortages or price increases in raw material, energy and commodities; the loss, or changes in the operations, financial condition, or results of operations of one or more of Material Sciences' significant customers or suppliers; its ability to attract new customers for brake damping materials, engine components and body panel laminate parts in North America, Asia and Europe, and to introduce new products; overcapacity in its industries; shifts in the supply model for the Company's products; labor disputes involving Material Sciences or its significant customers or suppliers; changes in laws, regulations, policies or other activities of governments, agencies or similar organizations; the Company's ability to effectively manage its business objectives including its ability to retain key personnel; environmental risks, costs, recoveries and penalties associated with past and present manufacturing operations; access to credit, which is limited under its asset-based credit agreement; and other factors, risks and uncertainties identified in Part I, Item 1A of the Company's Annual Report on Form 10-K for the year ended February 29, 2012, filed with the Securities and Exchange Commission, and from time to time in other reports filed with the Securities and Exchange Commission.

* GAAP to Non-GAAP Reconciliations

Material Sciences presents these reconciliations of Generally Accepted Accounting Principles (GAAP) to non-GAAP earnings to provide a better understanding of its operating results--separate from the financial impact of unusual and one-time transactions. Using only the non-GAAP earnings measures to analyze earnings would have material limitations. This occurs because calculations are based on management's subjective determinations on the nature and classification of events and circumstances that investors may find material. The Company compensates for these limitations by using both GAAP and non-GAAP earnings measures to analyze results. Management believes investors find the non-GAAP information helpful in understanding the ongoing performance of operations, separate from items that may have a disproportionate positive or negative impact on financial results in any period.

** EBITDA Definition

EBITDA is a non-GAAP calculation, although it is based on numbers included in income statements based on GAAP. Management believes that EBITDA is an important metric used by investors and analysts to review Material Sciences' historical results. It should be considered as an addition -- not as an alternative -- to net income or operating income as an indicator of the Company's operating performance, or operating cash flows for measuring liquidity.

Additional information about Material Sciences is available at www.matsci.com.

FINANCIAL TABLES FOLLOW

Condensed Consolidated Statements of Operations (Unaudited)
Material Sciences Corporation and Subsidiaries

	Three Months Ended		Nine Months Ended
	November 30,		November 30,
(In thousands, except per share data)	2012	2011	2012	2011

Net Sales	$30,387	$34,009	$95,148	$104,462
Cost of Sales	23,149	24,702	72,802	77,982
Gross Profit	7,238	9,307	22,346	26,480
Selling, General and Administrative Expenses	4,949	5,614	15,392	15,890
Gain on Sale of Assets	-	-	3,216	-
Restructuring Expenses	-	-	-	345
Income from Operations	2,289	3,693	10,170	10,245
Other Income, Net:
Interest Income, Net	4	3	10	35
Equity in Results of Joint Venture	89	198	204	461
Rental Income	6	283	635	827
Other, Net	8	(23)	(26)	21
Total Other Income, Net	107	461	823	1,344

Income from Operations Before Provision for Income Taxes	2,396	4,154	10,993	11,589
Provision for Income Taxes	225	428	3,351	685
Net Income	$2,171	$3,726	$7,642	$10,904

Basic Net Income Per Share	$0.21	$0.35	$0.74	$0.94

Diluted Net Income Per Share	$0.21	$0.34	$0.73	$0.93

Weighted Average Number of Common Shares Outstanding
Used for Basic Net Income Per Share	10,213	10,786	10,334	11,605
Dilutive Shares	134	87	123	91
Weighted Average Number of Common Shares Outstanding
Plus Dilutive Shares	10,347	10,873	10,457	11,696

Outstanding Common Stock Options Having No Dilutive Effect	207	339	416	324

Condensed Consolidated Balance Sheets
Material Sciences Corporation and Subsidiaries

	November 30,	February 29,
(In thousands)	2012	2012
	(unaudited)	(audited)
Assets:
Current Assets:
Cash and Cash Equivalents	$36,094	$28,201
Receivables, Less Reserves and Allowances of $495 and $696, Respectively	20,322	20,136
Income Taxes Receivable	1,482	141
Prepaid Expenses	790	674
Inventories	23,933	20,758
Short Term Deferred Tax Assets	3,590	4,313
Total Current Assets	86,211	74,223

Property, Plant and Equipment	118,779	127,952
Accumulated Depreciation	(90,274)	(93,217)
Net Property, Plant and Equipment	28,505	34,735

Other Assets:
Investment in Joint Venture	2,787	2,955
Long Term Deferred Tax Assets	9,942	13,024
Other	146	159
Total Other Assets	12,875	16,138

Total Assets	$127,591	$125,096

Liabilities:
Current Liabilities:
Accounts Payable	$13,007	$13,364
Accrued Payroll Related Expenses	2,982	3,113
Accrued Expenses	5,131	5,289
Total Current Liabilities	21,120	21,766

Long-Term Liabilities:
Pension and Postretirement Liabilities	7,200	8,500
Long-Term Incentives	3,163	3,420
Other	2,720	3,430
Total Long-Term Liabilities	13,083	15,350

Commitments and Contingencies	-	-

Shareowners' Equity:
Preferred Stock	-	-
Common Stock	381	381
Additional Paid-In Capital	80,904	80,440
Treasury Stock at Cost	(76,756)	(74,423)
Retained Earnings	91,695	84,052
Accumulated Other Comprehensive Income (Loss)	(2,836)	(2,470)
Total Shareowners' Equity	93,388	87,980

Total Liabilities and Equity	$127,591	$125,096

Condensed Consolidated Statements of Cash Flows (Unaudited)
Material Sciences Corporation and Subsidiaries

	Nine Months Ended
	November 30,
(In thousands)	2012	2011

Cash Flows From:
Operating Activities:
Net Income	$7,642	$10,904
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Depreciation, Amortization and Accretion	3,546	3,679
Equity in Results of Joint Venture	(204)	(461)
Deferred Income Taxes	3,462	-
Gain on Sales of Assets	(3,216)	-
Compensatory Effect of Stock Plans	460	221
Other, Net	-	(48)
Changes in Assets and Liabilities:
Receivables	(391)	4,451
Income Taxes Receivable	(1,341)	295
Prepaid Expenses	(112)	(411)
Inventories	(3,254)	(1,883)
Accounts Payable	(273)	(2,213)
Accrued Expenses	(90)	158
Other, Net	(1,705)	242
Net Cash Provided by Operating Activities	4,524	14,934

Investing Activities:
Capital Expenditures	(3,465)	(5,457)
Proceeds from Sale of Assets	9,180	-
Net Cash Provided by (Used In) Investing Activities	5,715	(5,457)

Financing Activities:
Purchases of Treasury Stock	(2,333)	(16,879)
Issuance of Common Stock	4	135
Net Cash Used in Financing Activities	(2,329)	(16,744)

Effect of Exchange Rate Changes on Cash	(17)	(51)

Net Increase (Decrease) in Cash and Cash Equivalents	7,893	(7,318)
Cash and Cash Equivalents at Beginning of Period	28,201	35,629
Cash and Cash Equivalents at End of Period	$36,094	$28,311

Non-Cash Transactions:
Capital Expenditures in Accounts Payable at End of Period	$797	$1,410
Treasury Stock Purchases in Accrued Liabilities at Period-End	$-	$6

Supplemental Cash Flow Disclosures:
Interest Paid	$24	$27
Income Taxes Paid (Refunded), Net	$1,818	$326

CONTACT:
COMPANY CONTACT
Material Sciences Corporation
James D. Pawlak, 847-439-2210
Vice President, Chief Financial Officer
or
MEDIA CONTACT
SM Berger & Company
Stanley Berger or Andrew Berger, 216-464-6400